Hennessy Advisors, Inc. Announces Annual Earnings of $0.17 Per Share

NOVATO, Calif., Dec. 6, 2012 /PRNewswire/ -- Hennessy Advisors, Inc. (OTCBB:HNNA) today reported fully diluted earnings per share for the fiscal year ended September 30, 2012 of $0.17, a decrease from the prior fiscal year earnings of $0.21 per share. Total assets under management increased almost 23% from $749 million at the beginning of the fiscal year to $919 million at the end of the fiscal year, primarily driven by positive market impact. However, based on the timing of asset flows throughout the fiscal year, the average level of assets under management during the period dropped to $823 million from $883 million for the previous year.

"Our business strategy is two-fold: to grow our mutual fund assets under management through marketing and sales, and to strategically purchase management related assets. Despite strong returns for the major U.S. financial market indices and positive performance for each of the Hennessy Funds, we believe that investors are still fearful and that confidence has not yet fully returned, and net flows into our Funds were roughly flat for the year," said Neil Hennessy, President, Chairman & CEO of Hennessy Advisors, Inc. "Fiscal 2012 did present a fantastic opportunity for Hennessy Advisors, Inc. to make a strategic purchase of assets. On October 26th, 2012, we successfully completed the purchase of the assets of the family of ten FBR Funds, bringing our total assets under management to $3.1 billion. The Hennessy Family of Funds now includes sixteen mutual funds, including traditional domestic equity, sector specific and specialty categories, as well as more conservative balanced and fixed income funds," he added.

"All of us at Hennessy Advisors are confident that continuing to focus on our successful and proven business model, while showcasing the newly expanded Hennessy Funds line-up, positions the company well for today and for the future," said Mr. Hennessy.

About Hennessy Advisors, Inc.

Hennessy Advisors, Inc. is the publicly traded investment manager of the Hennessy Funds. Hennessy offers a broad range of domestic equity, sector and specialty, and balanced and fixed income products. Hennessy employs a consistent and repeatable investment process, combining time-tested stock selection strategies with a highly disciplined, team-managed approach.

Supplemental Information

Hennessy Advisors, Inc.

Financial Highlights

Year to Year

	Twelve Months Ended
Fiscal Year	Sept. 30, 2012	Sept. 30, 2011	$ Change	% Change
Total Revenue	$ 7,071,709	$ 7,644,116	$ (572,407)	-7.5%
Net Income	$ 970,875	$ 1,214,959	$ (244,084)	-20.1%
Earnings per share (diluted)	$ 0.17	$ 0.21	$ (0.04)	-19.0%
Weighted Average number of
shares outstanding (diluted)	5,754,336	5,743,628	10,708	0.2%
Mutual Fund Average Assets
Under Management	$ 823,432,620	$ 883,819,028	$ (60,386,408)	-6.8%

At Period Ending Date	Sept. 30, 2012	Sept. 30, 2011	$ Change	% Change
Mutual Fund Total Assets
Under Management	$ 919,261,936	$ 749,310,346	$ 169,951,590	22.7%
Retained Earnings	$ 15,747,939	$ 15,462,221	$ 285,718	1.8%

CONTACT: Tania Kelley, Hennessy Advisors, Inc., +1-800-966-4354, +1-415-899-1555